Issuer Free Writing Prospectus, dated April 20, 2015

Filed Pursuant to Rule 433 under the Securities Act of 1933, as amended

Supplementing the Preliminary Prospectus Supplement, dated April 20, 2015

Registration No. 333-203439

AutoZone, Inc.

Final Term Sheet

Dated: April 20, 2015

	$250,000,000 2.500% SENIOR NOTES DUE 2021 (the “2021 NOTES”)	$400,000,000 3.250% SENIOR NOTES DUE 2025 (the “2025 NOTES”)

Issuer:	AutoZone, Inc.	AutoZone, Inc.

Size:	$250,000,000	$400,000,000

Trade Date:	April 20, 2015	April 20, 2015

Settlement Date:	April 29, 2015 (T+7)*	April 29, 2015 (T+7)*

Maturity:	April 15, 2021	April 15, 2025

Interest Payment Dates:	April 15 and October 15 of each year, commencing on October 15, 2015	April 15 and October 15 of each year, commencing on October 15, 2015

Benchmark Treasury:	UST 1.375% due March 31, 2020	UST 2.000% due February 15, 2025

Benchmark Treasury Price / Yield:	100-07 1⁄4 / 1.327%	100-28 / 1.902%

Spread to Benchmark Treasury:	+ 118 basis points	+ 138 basis points

Yield to Maturity:	2.507%	3.282%

Coupon (Interest Rate):	2.500%	3.250%

Price to Public:	99.962%	99.731%

Optional Redemption Provision:	The 2021 Notes will be redeemable at our option at any time in whole or in part. If the 2021 Notes are redeemed before March 15, 2021 (one month prior to the maturity date of the 2021 Notes), the redemption price will equal the greater of (i) 100% of the principal amount of the 2021 Notes to be redeemed and (ii) the present value of the remaining scheduled payments of principal and interest on the 2021 Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted at the Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement), plus 20 basis points. If the 2021 Notes are redeemed on or after March 15, 2021 (one month prior to the maturity date of the 2021 Notes), the redemption price for the 2021 Notes will equal 100% of the principal amount of the 2021 Notes to be redeemed. The redemption price for the 2021 Notes will include accrued and unpaid interest on the 2021 Notes being redeemed to the date of redemption.	The 2025 Notes will be redeemable at our option at any time in whole or in part. If the 2025 Notes are redeemed before January 15, 2025 (three months prior to the maturity date of the 2025 Notes), the redemption price will equal the greater of (i) 100% of the principal amount of the 2025 Notes to be redeemed and (ii) the present value of the remaining scheduled payments of principal and interest on the 2025 Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted at the Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement), plus 20 basis points. If the 2025 Notes are redeemed on or after January 15, 2025 (three months prior to the maturity date of the 2025 Notes), the redemption price for the 2025 Notes will equal 100% of the principal amount of the 2025 Notes to be redeemed. The redemption price for the 2025 Notes will include accrued and unpaid interest on the 2025 Notes being redeemed to the date of redemption.

	$250,000,000 2.500% SENIOR NOTES DUE 2021 (the “2021 NOTES”)	$400,000,000 3.250% SENIOR NOTES DUE 2025 (the “2025 NOTES”)

Change of Control:	The occurrence of a Change of Control Triggering Event (as defined in the Preliminary Prospectus Supplement) will require AutoZone, Inc. to offer to repurchase the 2021 Notes for cash at a price equal to 101% of the principal amount together with accrued and unpaid interest, if any, to the date of repurchase.	The occurrence of a Change of Control Triggering Event (as defined in the Preliminary Prospectus Supplement) will require AutoZone, Inc. to offer to repurchase the 2025 Notes for cash at a price equal to 101% of the principal amount together with accrued and unpaid interest, if any, to the date of repurchase.

Voting:	Each of the 2021 Notes and the 2025 Notes will be issued as a separate and distinct series under the indenture.	Each of the 2021 Notes and the 2025 Notes will be issued as a separate and distinct series under the indenture.

CUSIP/ISIN:	053332 AS1 / US053332AS14	053332 AR3 / US053332AR31

Joint Book-Running Managers:	J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC	J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated SunTrust Robinson Humphrey Inc.	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated SunTrust Robinson Humphrey Inc.

Co-Managers:

Deutsche Bank Securities Inc.

Fifth Third Securities Inc.

Guggenheim Securities LLC

KeyBanc Capital Markets Inc.

Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc.

PNC Capital Markets LLC

Regions Securities LLC

Deutsche Bank Securities Inc.

Fifth Third Securities Inc.

Guggenheim Securities LLC

KeyBanc Capital Markets Inc.

Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc.

PNC Capital Markets LLC

Regions Securities LLC

*	Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2021 Notes and/or the 2025 Notes (together, the “Notes”) on the date hereof or the next three succeeding business days will be required, by virtue of the fact that the Notes initially will settle T+7 (on April 29, 2015) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes prior to settlement should consult their own advisors.

The issuer has filed a registration statement (including a preliminary prospectus supplement and prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.